Exhibit 10.2

Computer Horizons Corp.

April 17, 2006

Marci Braunstein
3 Middles Worth Farm Road
Long Valley, New Jersey 07853

RE: Retention Bonus Agreement

Dear Marci:

On behalf of Computer Horizons Corp., 1 am pleased to present you with an enhanced retention bonus agreement. It is being entered into with you for the purposes of retaining you as a valued employee of CHC and to provide you with an incentive to maximize your efforts on the Company’s behalf.

Award Payment:

The following retention award has been developed for you:

Retention Period: April 17, 2006 – December 31, 2006
Total Retention Payout - $70,000.00
Payment Issue Date: December 31, 2006

In the event of a change of control, as defined on Attachment A, full payment will be issued.

In the event of a lay-off retention awards will be paid in full. This is in addition to any notice and severance you may be eligible to receive. Retention awards will not affect your eligibility for other components of CHC’s regular compensation programs.

Eligibility

Employees will be eligible for a retention award provided they meet or exceed performance expectations and remain with the business until they receive their individual, written notice of job discontinuance. In addition, employees cannot be on written corrective action.  Employees subject to written corrective action at any time during the award period will receive a pro-rated award only for the period not on corrective action. All pro-rations will be calculated based on completion of full calendar months.

49 Old Bloomfield Avenue
Mountain Lakes, New Jersey
07046-1495
973-299-4000
http://www.computerhorizons.com

Computer Horizons Corp.

Participant Status Changes

Employees on an approved disability, FMLA leave, or any other approved leave of absence will be eligible only for a pro-rated retention award representing their “active” term of participation under this Agreement. All pro-rations will be calculated based on completion of full calendar months.

Employees terminating for reasons other than death or job discontinuance before the end of his/her award period will not be eligible to receive the lump sum retention award payment.

Employees who are terminated for reason of death before the completion of his/her award period will be eligible for a retention bonus representing their term of participation under this Agreement.

Employees who are job discontinued before the completion of his/her award period will be eligible for a retention bonus representing their term of participation under this Agreement.

Administration

The Retention Bonus payment will be administered by the President & Chief Executive Officer and Human Resources.

Amendment, Suspension and Termination of Agreement

In the event of participant gross misconduct, CHC reserves the right to alter, amend, suspend, revise, or terminate this Agreement at any time, in whole or in part.

Disclosure

To the extent permissible, nothing contained in this Agreement should be construed as a promise of employment for any definite term.

Effective Date

This Agreement is effective immediately following approval by all necessary parties. The proposed effective date is April 16, 2006.

/s/ Marci Braunstein	Date	4/19/06

Marci Braunstein

/s/ Dennis Conroy	Date	4/17/06

Dennis Conroy, President & CEO